TRANSACTION AGREEMENT AND PLAN OF MERGER

dated as of

May 2, 2022

among

LIVENT CORPORATION,
REACH MERGECO LIMITED,

PALLINGHURST LITHIUM LIMITED,
PALLINGHURST GP LIMITED
and
THE PALLINGHURST GROUP GENERAL PARTNER LIMITED

Schedule A – PLL Shareholders
Schedule B – Form of Investor Letter
Schedule C – Intercompany Accounts and Agreements
Schedule D – Termination of QLP Shareholders Agreement
Schedule E – PGPL Affiliates
Schedule F – Non-solicit
Schedule G – Nemaska Matters
Schedule H – PGPL Livent Shares

TRANSACTION AGREEMENT AND PLAN OF MERGER
This TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 2, 2022 is entered into among Livent Corporation, a Delaware corporation (“Livent”), Reach Mergeco Limited, a non-cellular company incorporated in Guernsey with registration number 70586 (“Merger Sub”), Pallinghurst Lithium Limited, a non-cellular company incorporated in Guernsey with registration number 68222 (“PLL”), Pallinghurst GP Limited, a company incorporated in the Cayman Islands (“PGPL”), and The Pallinghurst Group General Partner Limited, a company incorporated in the Cayman Islands (“TPGGPL”).
W I T N E S S E T H:
WHEREAS, each of PLL and Livent USA Corp., a company incorporated in the State of Delaware and a wholly-owned subsidiary of Livent (“Livent USA”), is the registered and beneficial owner of 50% of the issued and outstanding ordinary shares of $1.00 in the capital of Quebec Lithium Partners (UK) Limited, a private company limited by shares incorporated in England and Wales with registration number 12691556 (“QLP”);
WHEREAS, QLP is the registered and beneficial owner of 50% of the issued and outstanding shares of  Nemaska Lithium Inc., a corporation amalgamated and existing under the federal laws of Canada (“Nemaska”);
WHEREAS, Livent, on the one hand, and PLL and its Affiliates, on the other hand, wish to reorganize their respective indirect interests in Nemaska by entering into the transactions contemplated by this Agreement;
WHEREAS, at the Effective Time (as defined below), Merger Sub and PLL shall amalgamate and continue as one company, being PLL, upon the terms and conditions hereinafter set forth;
WHEREAS, after giving effect to the transactions contemplated by this Agreement, each of the shareholders of PLL (the “PLL Shareholders”), which are listed on Schedule A, will continue to hold an indirect interest in Nemaska through its ownership of Issued Livent Shares (as defined herein), as will PGPL, and TPGGPL or one of its Affiliates will continue as the “Initial Manager” of Nemaska as contemplated herein;
WHEREAS, concurrently with the execution of this Agreement, each PLL Shareholder has delivered an Investor Letter to Livent agreeing to certain matters with respect to the Merger and the transactions contemplated by this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, the PLL Shareholders have approved the Merger in accordance with Guernsey Companies Law (as defined below);
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
Definitions
Section 1.01.
Definitions. (a) The following terms, as used herein, have the following meanings:
“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that, neither QLP nor any of its Subsidiaries shall be considered an Affiliate of PLL, any PLL Shareholder, PGPL or TPGGPL and none of PLL, any PLL Shareholder, PGPL or TPGGPL or any of their respective Subsidiaries shall be considered an Affiliate of QLP.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Guernsey and London, United Kingdom are authorized or required by Applicable Law to close.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986.
“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 12, 2022 between Livent and PLL.

“Covered Taxes” means (i) Taxes for which PLL is liable attributable to any Pre-Closing Tax Period (excluding Taxes arising or resulting from any transactions undertaken outside of the ordinary course of business after the Effective Time on the Closing Date other than Taxes arising or resulting from the settlement of the PLL Note in accordance with Section 2.06), together with any interest, penalty or addition to Tax accruing after the Closing Date on any Taxes described in this clause (i), (ii) Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which PLL is or was a member on or prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or non-U.S. law), (iii) Taxes of any Person for which PLL is liable as a result of PLL being  party to any agreement or arrangement prior to the Closing, including as a transferee or successor, by contract or pursuant to any Tax law, (iv) Taxes of a PLL Shareholder, PGPL, TPGGPL, PLL or any Subsidiary of PLL arising out of or resulting from the transactions contemplated by this Agreement, including, (A) the portion of any Transfer Taxes allocated to PLL Shareholders by this Agreement, and (B) any withholding Taxes arising out of or resulting from the Merger and the other transactions contemplated hereby, (v) Taxes arising out of or resulting from any inclusion under Sections 951 or 951A of the Code (or any similar or corresponding provision of state or local law) in respect of PLL to the extent such inclusion results from any transactions or ownership of assets occurring between the beginning of the taxable year that includes the Closing Date and through the Closing, (vi) Livent’s indirect share of any Taxes imposed on Nemaska resulting from the Merger, and (vii) Taxes arising out of or resulting from a breach of any representation or warranty made in Section 3.08 or any covenant or agreement of PLL contained in this Agreement; provided that, Covered Taxes shall not include Taxes with respect to the Taxes for which Section 10.02 purports to cover.
“CRA” means the Canada Revenue Agency.
“CRA Comfort Letter” means a letter from the CRA acceptable to the Continuing Company, acting reasonably, which confirms that the CRA will not enforce the applicable remittance of funds to the Receiver General for Canada within the time as is normally required under subsection 116(5) of the ITA.
“Effective Time” means the time the Guernsey Registry issues the amalgamation certificate in respect of the Merger.
“Escrow Accounts” means, collectively, the CRA Escrow Account and the QRA Escrow Account.
“Escrow Agent” means a nationally recognized banking institution mutually agreeable to the parties.
“Exchange Act” means the Securities Exchange Act of 1934.

“Fraud” shall mean, with respect to any party, a knowing, actual and intentional fraud in the making of and with respect to facts in the representations and warranties set forth in Article 3 or Article 4, as applicable, which in each case constitutes common law fraud under Applicable Law.
“Fundamental Representations” means the representations and warranties in Sections 3.01, 3.02, Section 3.04(i), 3.05, 3.07(a), Section 3.09, Section 3.10, Section 3.11, 4.01, 4.02, Section 4.04(i), 4.07, Section 4.16, Section 4.17 and the first two sentences of Section 4.06(a).
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Guernsey Companies Law” means The Companies (Guernsey) Law, 2008.
“Investor Letter” means a letter agreement in the form attached as Schedule B to this Agreement.
“Issued Livent Shares” means an aggregate of 17,500,000 Livent Shares, comprised of the Consideration Livent Shares, the PLL Note Livent Shares and the Carried Interest Livent Shares.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the ITA shall be construed also to refer to any successor sections.
“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry, but without any requirement to make inquiries of third parties or any Governmental Authority, or to perform any search of any public registry office or system.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, hypothecation, royalty interest, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Livent Shares” means the shares of common stock, par value $0.001 per share, of Livent.
“Nemaska SHA” has the meaning specified in Schedule G.

“Person” means an individual, corporation, partnership, joint stock company, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“PLL Management Agreement” means the Investment Management Agreement dated October 8, 2020 between PLL and TPGGPL.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Project” has the meaning ascribed to the term “Project” in the Nemaska SHA.
“Proportionate Share” means, with respect to a PLL Shareholder, the quotient of such PLL Shareholder’s Consideration Livent Shares as set forth opposite such PLL Shareholder’s name on Schedule A and the total Consideration Livent Shares, expressed as a percentage.
“QLP SHA” means the Shareholders Agreement, dated as of November 25, 2020, by and among PLL, Livent USA and QLP.
“QRA” means the Québec Revenue Agency.
“QRA Comfort Letter” means a letter from the QRA acceptable to the Continuing Company, acting reasonably, which confirms that the QRA will not enforce the applicable remittance of funds to the Minister of Revenue of the Province of Québec within the time as is normally required under section 1101 of the QTA.
“QTA” means the Taxation Act (Québec), as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the QTA shall be construed also to refer to any successor sections.
“Representatives” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents or other representatives (including attorneys, accountants, consultants, investment bankers and financial advisors) of such Person and its Affiliates.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Tax Clearance Certificate” means, in respect of the deemed disposition of shares of PLL on the Closing Date pursuant to this Agreement, a certificate to be issued by the Minister of National Revenue (Canada) under subsection 116(2) of the ITA having a certificate limit equal to the adjusted cost base of the shares or under subsection 116(4) of the ITA and/or, as the case may be, a certificate to be issued by the Minister of Revenue Quebec under section 1098 of the QTA having a certificate limit equal to the adjusted cost base of such shares or section 1100 of the QTA in connection with the deemed disposition of the shares of PLL (collectively, with respect to one or more PLL Shareholders, “Tax Clearance Certificates”).
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, notices, filings, claims, statements, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes, including any amendment thereof, filed with or supplied to, or required to be filed with or supplied to, a Governmental Authority having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Sharing Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement entered into prior to the Closing binding PLL that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any customary commercial contract entered into in the ordinary course of business the principal subject matter of which is not Taxes).
“Taxes” means any and all non-U.S., provincial, U.S. federal, state, local, and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including those imposed on, measured by, or computed with respect to income, franchise, profits or gross receipts, alternative or add-on minimum, margin, ad valorem, value added, capital gains, sales, harmonized sales, goods and services, use, employer health, real or personal property, land, land transfer, escheat or unclaimed property taxes (or similar), environmental, capital stock, license, branch, payroll, withholding, employment, social security (or similar), insurance, disability, workers compensation, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, registrations, net worth, and customs duties, surtaxes, and health insurance and government pension plan premiums or contributions.

“Transfer” means, with respect to any Issued Livent Shares issued to any PLL Shareholder or PGPL, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Issued Livent Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a hedge, swap or other derivative transaction, through the transfer of any Issued Livent Shares in any direct or indirect company holding Issued Livent Shares or through the issuance or redemption by any such company of its securities), or agree or commit to do any of the foregoing. Notwithstanding the foregoing, a “Transfer” shall not include any transfer or other disposition of Issued Livent Shares (a) to tender them to a bona fide third party take-over bid made to all holders of Livent Shares or in connection with a merger, business combination, arrangement, consolidation, reorganization, restructuring or similar transaction involving Livent, in each case of the foregoing that is approved or recommended by the board of directors of Livent, (b) in compliance with and required by any order, decree or judgment of any Governmental Authority having competent jurisdiction, or (c) by way of pledge or security interest for bona fide third party debt and any related hedge, swap or other derivative transaction directly incurred in connection with such third party debt, provided that the pledgee or beneficiary of the security interest agrees in writing for the benefit of Livent to be bound by the restrictions on Transfer set forth in (i) in the case of a pledge or grant of security interest by a PLL Shareholder, the Investor Letter executed by such PLL Shareholder or, (ii) in the case of a pledge or grant of security interest by PGPL, this Agreement.
“Transfer Tax” means sales, use, transfer, real property transfer, recording, documentary, value added, stamp, registration, stock transfer Taxes and any other similar Taxes.

“Withheld Livent Shares” means, collectively, the CRA Withheld Shares and the QRA Withheld Shares.
(b)
Each of the following terms is defined in the Section set forth opposite such term:
Term	Section
Agreement	Preamble
Carried Interest Livent Shares	2.07
Closing	2.08
Consideration Livent Shares	2.02
Continuing Company	Section 2.01(a)
CRA Escrow Account	Section 10.02(b)
CRA Remittance Date	Section 10.02(c)
CRA Withheld Shares	10.02(a)(i)
Damages	8.02(a)
e-mail	10.01
Escrow Agreement	6.15(a)
Foreign Merger Treatment	6.06
Indemnified Party	8.03
Indemnifying Party	8.03
ITA	1.01
Livent	Preamble
Livent Indemnified Parties	8.02(a)
Livent Releasing Parties	5.04(b)
Livent USA	Recitals
Merger	2.01(a)
Merger Sub	Preamble
Nemaska	Recitals
NYSE	4.08
Pallinghurst Group	5.05(b)
Pallinghurst Indemnified Parties	8.02(b)
Pallinghurst Released Parties	5.04(b)
PGPL	Preamble
PLL	Preamble
PLL Note	2.01(a)
PLL Note Livent Shares	2.06
PLL Shareholders	Recitals
PLL Shares	3.05(a)
PLL Shares Cost Base	Section 3.08(s)
Proceeds of the CRA Withheld Shares	Section 10.02(c)
Proceeds of the QRA Withheld Shares	Section 10.02(d)

Public Filings	4.10
QLP	Recitals
QRA Escrow Account	Section 10.02(b)
QRA Remittance Date	Section 10.02(d)
QRA Withheld Shares	Section 10.02(a)(ii)
Released Parties	5.04(a)
Releasing Parties	5.04(a)
Surviving QLP Terms	Section 5.03
Third Party Claim	8.03
TPGGPL	Preamble
USRPHC	6.14(a)
USRPIs	Section 2.08(c)(iii)
U.S. GAAP	4.11

Section 1.02.
Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules scheduled hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and grammatical variations of terms shall have corresponding meanings.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  The word “or” means “and/or”, unless the context otherwise requires. All references to “$” or currency in this Agreement mean to the currency of the United States of America.

ARTICLE 2
The Merger and Related Matters
Section 2.01.
The Merger. Upon the terms and subject to the conditions of this Agreement:
(a)
Effective one minute prior to the Effective Time, PLL shall issue an unsecured promissory note in the principal amount of $67,343,405 (the “PLL Note”) to PGPL (as hereby directed by TPGGPL) in full satisfaction of the “Performance Incentive” (as defined in the PLL Management Agreement) and all other fees payable to TPGGPL and its “Associates” (as defined in the PLL Management Agreement) by PLL in connection with the transactions contemplated by this Agreement. PLL and TPGGPL hereby agree that, concurrently with the issuance of the PLL Note, the PLL Management Agreement shall automatically terminate without the need for any further act or formality by either party thereto, following which none of PLL, TPGGPL or any of their respective Affiliates or any other Person shall have any rights or obligations, contingent or otherwise, pursuant to the PLL Management Agreement, including under Section 12.1 thereto.
(b)
At the Effective Time, Merger Sub and PLL shall amalgamate in accordance with Guernsey Companies Law (the “Merger”) and shall continue as one company, being PLL (with PLL, as the continuing amalgamated company, being referred to in this Agreement as the “Continuing Company”). Livent, PLL and Merger Sub shall cause the Merger to be consummated by preparing and submitting all necessary documentation in accordance with Guernsey Companies Law.
(c)
At the Effective Time:
(i)
    all the rights, property of every description, including loans, securities and other investments, choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of Merger Sub and PLL shall continue to be the property and right of the Continuing Company;
(ii)
the Continuing Company shall be subject to all criminal and civil penalties, and all contracts, debt and other obligations, to which each of Merger Sub and PLL were subject to immediately prior to the Effective Time; and
(iii)
    the name of the Continuing Company shall be Pallinghurst Lithium Limited and its registered office address shall be PO Box 119, Martello Court, Admiral Park, St Peter Port, Guernsey GY1 3HB.
(d)
At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Continuing Company.

Section 2.02.
Treatment of PLL Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person, no shares of PLL shall be converted into or exchanged for shares of the Continuing Company and each such share shall be converted into or exchanged for Livent Shares in accordance with this Section. The aggregate number of Livent Shares that Livent shall issue to the PLL Shareholders pursuant to this Section is 12,207,634 (the “Consideration Livent Shares”). The Consideration Livent Shares shall be allocated to each PLL Shareholder in the amount set forth opposite such PLL Shareholder’s name on Schedule A hereto.
Section 2.03.
Treatment of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into or exchanged for and become one share of common stock of the Continuing Company (and the shares of common stock of the Continuing Company into which shares of capital stock of Merger Sub are so converted shall be the only shares of capital stock of the Continuing Company that are issued and outstanding immediately after the Effective Time).
Section 2.04.
Withholding. Notwithstanding any other provision in this Agreement, Livent, the Continuing Company and any of their Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law; provided that, (i) other than in respect of amounts treated as compensation, in respect of backup withholding or as may be required under Sections 1445 or 1446 of the Code, the party making any payment shall use commercially reasonable efforts to notify the party entitled to receive such payment at least five (5) days before any such payment is made of any deduction or withholding requirement applicable to such payment of which the withholding party becomes aware and (ii) the parties hereto shall use commercially reasonable efforts to cooperate prior to the Closing Date to reduce or eliminate any such deduction and withholding. Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.
Section 2.05.
Escrowed Shares.
(a)
Each PLL Shareholder shall be entitled to receive directly from Livent all cash dividends or other distributions (including all extraordinary dividends or distributions) in respect of the Livent Shares in the Escrow Accounts to the extent such Livent Shares are held by the Escrow Agent on the applicable record date for such dividend or distribution (or if there is no such record date, on the date of payment) (and the Escrow Agreement shall so provide). The PLL Shareholders shall be entitled to cause the Escrow Agent to vote their Livent Shares in the Escrow Accounts with respect to any matters on which holders of Livent Shares have a right to vote.

The Escrow Agreement shall provide for the matters set forth in this Section 2.05.
(b)
The parties agree to treat the PLL Shareholders as the owners of the Livent Shares in the Escrow Accounts for all Tax purposes.
Section 2.06.
Treatment of PLL Note. Effective one minute following the Effective Time, without any action on the part of any party hereto or any other Person, Livent shall issue the number of shares set forth opposite “PLL Note Livent Shares” on Schedule H (the “PLL Note Livent Shares”) to PGPL in full satisfaction of the Continuing Company’s obligations under the PLL Note. At the Closing, Livent shall deliver evidence of book-entry transfers representing the PLL Note Livent Shares registered in the name of PGPL, and the PLL Note shall be cancelled.
Section 2.07.
Extinguishment of Carried Interest Payment Obligation. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Livent shall issue the number of shares set forth opposite “Carried Interest Livent Shares” on Schedule H (the “Carried Interest Livent Shares”) to PGPL in full satisfaction of PGPL’s and its Associates’ (as defined in the QLP SHA) contingent right to receive a portion of the “Proceeds” pursuant to and as defined in Section 8.2 of the QLP SHA, following which none of PGPL, Livent USA, Livent or any of their respective Affiliates or any other Person shall have any rights or obligations, contingent or otherwise, pursuant to Section 8.2 of the QLP SHA. At the Closing, Livent shall deliver evidence of book-entry transfers representing the Carried Interest Livent Shares registered in the name of PGPL.
Section 2.08.
Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Livent and PLL may agree.  At the Closing:
(a)
Livent shall deliver, or cause to be delivered, to the PLL Shareholders:
(i)
evidence of book-entry transfers representing the Consideration Livent Shares (less the Withheld Livent Shares) registered in the name of the PLL Shareholders as set forth in Schedule A;
(ii)
    evidence of book-entry transfers representing the Withheld Livent Shares registered in the name of the Escrow Agent as nominee for the PLL Shareholders; and
(iii)
    a signature page to the Escrow Agreement duly executed by Livent.

(b)
Livent shall deliver, or cause to be delivered, to PGPL evidence of book-entry transfers representing the PLL Note Livent Shares and the Carried Interest Livent Shares registered in the name of PGPL.
(c)
PLL and PGPL shall deliver, or cause to be delivered, to Livent:
(i)
duly executed resignation letters effective as of the Effective Time from the directors and officers of PLL and QLP (to the extent nominated by PLL) with respect to their positions as directors and officers of PLL and QLP, as applicable, in form reasonably acceptable to Livent;
(ii)
a properly completed and duly executed Internal Revenue Service Form W-8 or W-9 in respect of each of the PLL Shareholders and PGPL;
(iii)
in the event Livent directs PLL to make the election set forth in Section 6.05, (A) PGPL shall deliver to Livent a certificate duly executed by PLL in form and substance required under Treasury Regulations Section 1.1445-11T, stating that either (x) 50% or more of the value of the gross assets of PLL does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder (“USRPIs”), or (y) 90% or more of the value of the gross assets of PLL does not consist of USRPIs plus cash or cash equivalents, and (B) PLL shall deliver to Livent a certificate duly executed by PLL that satisfies the requirements of Treasury Regulations Section 1.1446(f)-2(b)(4);
(iv)
a signature page to the Escrow Agreement duly executed by PGPL; and
(v)
    an amount in cash equal to 50% of the Transfer Taxes, if any, by wire transfer of immediately available funds to an account designated by Livent.
ARTICLE 3
Representations and Warranties of PLL, PGPL and TPGGPL
PLL, PGPL and TPGGPL represent and warrant to Livent as of the date hereof and as of the Closing Date that:
Section 3.01.
Corporate Existence and Power; Affiliate. Each of PLL, PGPL and TPGGPL is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. PGPL is not an Affiliate of any PLL Shareholder, except as set forth in Schedule E.

Section 3.02.
Corporate Authorization. Subject to the approval of the Merger by the PLL Shareholders in accordance with Guernsey Companies Law, the execution, delivery and performance by PLL, PGPL and TPGGPL of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within PLL’s, PGPL’s and TPGGPL’s organizational powers and have been duly authorized by all necessary organizational action on the part of PLL, PGPL and TPGGPL.  This Agreement constitutes a valid and binding agreement of PLL, PGPL and TPGGPL enforceable against PLL, PGPL and TPGGPL in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 3.03.
Governmental Authorization. The execution, delivery and performance by PLL, PGPL and TPGGPL of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than filings required to be made under Guernsey Companies Law.
Section 3.04.
Noncontravention. The execution, delivery and performance by PLL, PGPL and TPGGPL of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) subject to the approval of the Merger by the PLL Shareholders in accordance with Guernsey Companies Law, violate the organizational documents of PLL, PGPL or TPGGPL, as applicable, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PLL, PGPL or TPGGPL or to a loss of any benefit to which PLL, PGPL or TPGGPL is entitled under any provision of any agreement or other instrument binding upon PLL, PGPL or TPGGPL, as applicable, or (iv) result in the creation or imposition of any Lien on any asset of PLL, PGPL or TPGGPL.
Section 3.05.
Capitalization of PLL.
(a)
The authorized capital of PLL consists of 45,000,000 ordinary shares, of which the only shares outstanding are those specified in Schedule A (the “PLL Shares”), all of which have been duly issued and are outstanding as fully paid, nonassessable and free of pre-emptive rights. Schedule A lists the registered and beneficial owner of record of the PLL Shares, all of which are free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the PLL Shares), other than restrictions under applicable securities laws. All of the PLL Shareholders are set forth on Schedule A. None of the PLL Shares is subject to any voting trust, shareholder agreement or voting agreement, and PLL is not party to any agreement with any PLL Shareholder. Except as contemplated in this Agreement, no

Person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition of any shares of PLL from PLL or any PLL Shareholder.
(b)
As of the date hereof, except as provided in Section 3.05(a), there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, PLL, (ii) no outstanding securities of PLL convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, PLL, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from PLL, or that obligate PLL to issue or register, or that restrict the transfer or voting of, any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, PLL, (iv) no obligations of PLL to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of capital stock of, or other equity or voting interests (including any voting debt) in, PLL, (v) no calls, subscriptions, preemptive rights or contracts or agreements for the purchase or issuance of PLL Shares, (vi) no “phantom stock” or similar obligations of PLL, (vii) no contracts or agreements requiring PLL to acquire any equity interests of any other Person, (viii) other than the obligations that will be fully satisfied by issuance of the PLL Note to PGPL, no other obligations by PLL to make any payments based on the price or value of any PLL Shares or dividends paid thereon or revenues, earnings or financial performance or any other attribute of PLL and (ix) no outstanding agreements of any kind which obligate PLL to repurchase, redeem or otherwise acquire any PLL Shares or obligate PLL to grant, extend or enter into any such agreements.
(c)
PLL does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of PLL Shares on any matter.
Section 3.06.
Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of PLL or PGPL threatened against or affecting, PLL, any PLL Shareholder, PGPL or TPGGPL or any of their respective properties or assets before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Neither PLL, PGPL or TPGGPL nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to, individually or in the aggregate, prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.07.
Assets and Liabilities.
(a)
PLL is the registered and beneficial owner of 50% of the issued and outstanding shares of QLP, which shares are the only assets of PLL, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the shares of QLP) (other than restrictions under applicable securities laws or as set out in the QLP SHA or the Nemaska SHA). Except as set out in the QLP SHA, no Person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition of any shares of QLP from PLL. PLL does not have any Subsidiaries and does not own any equity or voting interests or any securities of any Person other than QLP.
(b)
PLL’s sole business is holding shares of QLP, and PLL does not carry on, and has not previously carried on, any other business, anywhere in the world.
(c)
PLL is not, and has not been, a party to any employment agreement with any individual.
(d)
At the Effective Time, PLL will have no liabilities (contingent or otherwise) except for the liabilities represented by the PLL Note (the full amount of which liabilities will be fully satisfied upon the issuance of the PLL Note Livent Shares to PGPL by Livent in accordance with this Agreement).
(e)
There is no action, suit, investigation or proceeding pending against, or to the knowledge of PLL, threatened against or affecting, PLL before any arbitrator or any Governmental Authority.
(f)
Since its formation, PLL has been in compliance in all material respects with all, and has not been threatened to be charged with or given notice of any violation of any, Applicable Law. Since its formation there has been no judgment, decree, rule or order of any arbitrator or Governmental Authority outstanding against PLL.
Section 3.08.
Taxes.
(a)
All income and other material Tax Returns required by Applicable Law to be filed by PLL have been filed, and all such Tax Returns are true, correct and complete in all material respects.  All Taxes required to be paid by or with respect to PLL (whether or not shown on such Tax Returns) have been paid.
(b)
PLL has (i) duly and timely withheld all amounts required to have been withheld by it in connection with amounts paid or owed to any creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied with Applicable Law with respect to Tax withholding.

(c)
No Tax Returns of PLL are under audit, examination or investigation by any Governmental Authority and no Governmental Authority has asserted any deficiency, adjustment or claim with respect to Taxes against PLL that has not been resolved with respect to any taxable period for which the period of assessment or collection remains open.
(d)
No written claim has been made by any Governmental Authority in a jurisdiction where PLL does not file a particular type of Tax Return or pay a particular type of Tax that such entity is or may be subject to such Taxes by that jurisdiction or required to file such Tax Return.
(e)
There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, any Taxes of PLL and no written request for any such waiver or extension is currently pending.  No issues relating to Taxes of PLL have been raised by any Governmental Authority that would reasonably be expected to result in Taxes payable by PLL in a later taxable period.
(f)
PLL has not received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. law), in either case that would be binding upon PLL after the Closing Date.
(g)
PLL (i) is not, and has not been during any taxable period for which the period of assessment or collection remains open, a member of any affiliated, consolidated, combined, unitary or similar group and (ii) does not have any Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law.
(h)
PLL has not entered into or participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(i)
Within the last two years, PLL has constituted neither a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 or 361 of the Code.
(j)
PLL will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in, or use of, an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date; (v) any intercompany transaction or excess loss amount, in each case, described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), (vi) any investment in “United States property” within the meaning of Section 956 of the Code made on or prior to the Closing, or (vii) the application of Section 965 of the Code, Section 951A or any “subpart F income” under Section 951(a) of the Code with respect to transactions occurring prior to Closing.
(k)
PLL is not required to include any amount in income by reason of Section 965(a) of the Code and has no obligation to make any payment described in Section 965(h) of the Code.
(l)
There are no Liens for Taxes upon any of the assets of PLL.
(m)
PLL is not engaged in nor has ever been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the country in which PLL is formed or organized.
(n)
PLL is not party to or bound by any Tax Sharing Agreement.
(o)
PLL does not have, and has never had, any employees.
(p)
PLL has not made an entity classification election prior to the date hereof pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes and is eligible to make such an election.
(q)
All PLL Shareholders are non-residents of Canada and Québec pursuant to the ITA and the QTA.
(r)
Any services provided by PGPL or TPGGPL to any of PLL, QLP, Nemaska or any of their subsidiaries were provided outside of the United States.
(s)
The adjusted cost base in CAD dollars of each PLL Shareholder’s PLL shares (the “PLL Shares Cost Base”) in accordance with Section 53 of the ITA is set forth on Schedule A.
No representation or warranty made in this Section 3.08 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning on or after the Closing Date other than (i) the representations or warranties set forth in Sections 3.08(f), 3.08(g), 3.08(j), 3.08(k), 3.08(n) and 3.08(p) .

Section 3.09.
Finders’ Fees. Except for the fees payable to PGPL that will be evidenced by the PLL Note and fully settled as contemplated in this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PLL, any PLL Shareholder, PGPL or TPGGPL who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.10.
Private Placement.
(a)
PGPL understands that the issuance of the Issued Livent Shares to PGPL as contemplated by this Agreement is intended to be exempt from registration under the Securities Act. The Issued Livent Shares to be issued to PGPL pursuant to this Agreement are for PGPL’s own account for investment and without a view to the public distribution of the Issued Livent Shares or any interest therein. PGPL acknowledges that the Issued Livent Shares have not been registered anywhere in the world, including under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations of PGPL as expressed herein, or any state securities laws.
(b)
PGPL has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Issued Livent Shares and acknowledges that Livent has made available all documents and information relating to the Issued Livent Shares requested by or on behalf of PGPL. In evaluating the Issued Livent Shares, PGPL has relied solely on the representations and warranties of Livent set forth in Article 4 and the acknowledgments and agreements in Section 6.03 and Section 6.11, and has not relied upon any other representations or warranties or other information, whether oral or written, made by or on behalf of Livent or any of its Affiliates or Representatives except as provided in this sentence. PGPL has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Livent Shares and is capable of bearing the economic risks of such investment.
(c)
None of PGPL or any of its Affiliates or any of its or its Affiliates’ Representatives has, directly or indirectly, including, through a broker or finder, engaged in any general solicitation or published any advertisement, in each case of clauses (i) and (ii) in connection with the Issued Livent Shares.
(d)
As of the date hereof, none of PGPL or any of its Affiliates is the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of any Livent Shares, any securities of Livent convertible into or exchangeable for Livent Shares or options or, except as provided in this Agreement, other rights to acquire from Livent, or other obligation of Livent to issue, any Livent Shares or securities convertible into or exchangeable for Livent Shares.

(e)
PGPL is an “accredited investor” (as defined in Rule 501(a) of the Securities Act).
(f)
The issuance of the Livent Shares to PGPL pursuant to this Agreement will not, based on the identity of PGPL or any of its Affiliates, directors or officers, or the residency of PGPL, violate any Applicable Law (excluding any securities law), including any sanctions.
(g)
PGPL understands that, in issuing the Issued Livent Shares issuable to PGPL pursuant to this Agreement, Livent will rely upon the truth and accuracy of the foregoing representations and warranties in this Section 3.10 and the acknowledgments and agreements in Section 6.10, and PGPL agrees that if, at any time prior to the Closing Date, any of the foregoing representations and warranties in this Section 3.10 is no longer true or accurate, it shall promptly notify Livent.
Section 3.11.
Inspections; No Other Representations. None of PLL, PGPL nor TPGGPL is relying (and none of them has relied) on any express or implied representations or warranties of any nature (including as to the accuracy or completeness of any information provided to PLL, PGPL or TPGGPL) made by or on behalf of, or imputed to Livent or any of its Affiliates, except as expressly set forth in Article 4. Without limiting the generality of the foregoing, each of PLL and PGPL acknowledges that none of Livent nor any of its Affiliates makes any representation or warranty with respect to (i) any projections, forecasts or other estimates, plans or budgets delivered to or made available to PLL, PGPL or TPGGPL or any of their Affiliates or any of their or such Affiliates’ Representatives of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Livent or any of its Subsidiaries or the future business, operations or affairs of Livent or any of its Subsidiaries or (ii) any other information or documents made available to PLL, PGPL or TPGGPL or any of their Affiliates or any of their or such Affiliates’ Representatives with respect to Livent or any of its Subsidiaries or their respective businesses or operations (including as to the accuracy and completeness of any such information), except as expressly set forth in Article 4.

ARTICLE 4
Representations and Warranties of Livent
Except as disclosed in any Public Filing, Livent represents and warrants to PLL, PGPL and TPGGPL as of the date hereof and as of the Closing Date that:
Section 4.01.
Corporate Existence and Power. Each of Livent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 4.02.
Corporate Authorization. The execution, delivery and performance by Livent and Merger Sub of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Livent and Merger Sub and have been duly authorized by all necessary corporate action on the part of Livent and Merger Sub.  No vote or approval of the holders of Livent Shares or the holder of any other securities of Livent is necessary to approve this Agreement, the Merger, the issuance of the Issued Livent Shares or the other transactions contemplated herein. This Agreement constitutes a valid and binding agreement of Livent and Merger Sub.
Section 4.03.
Governmental Authorization. The execution, delivery and performance by Livent and Merger Sub of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby require no material action by or in respect of, or material filing with, any Governmental Authority other than filings required to be made under Guernsey Companies Law.
Section 4.04.
Noncontravention. The execution, delivery and performance by Livent and Merger Sub of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the organizational documents of Livent and Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law or (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Livent and Merger Sub or to a loss of any benefit to which Livent and Merger Sub are entitled under any provision of any agreement or other instrument binding upon Livent and Merger Sub, or result in the creation or imposition of any Lien on any asset of Livent or any of its Subsidiaries.

Section 4.05.
Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Livent threatened against or affecting, Livent or Merger Sub or any of their respective properties or assets before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Neither Livent or Merger Sub nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that would reasonably be expected to, individually or in the aggregate, prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 4.06.
Capitalization.
(a)
As of the date hereof, the authorized capital stock of Livent consists of 2,000,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of preferred stock, $0.001 par value. As of April 29, 2022, 161,745,213 Livent Shares are issued and outstanding. As of April 29, 2022, (i) 103,394 Livent Shares are held by Livent in its treasury, and (ii) (A) options to purchase 2,314,562 Livent Shares are issued and outstanding, (B) awards of restricted stock units covering 813,303 Livent Shares are issued and outstanding, and (C) awards of performance restricted stock units covering 126,654 Livent Shares are issued and outstanding, assuming maximum performance. All issued and outstanding Livent Shares have been duly authorized and validly issued, fully paid, nonassessable, issued in compliance with all Applicable Laws and each of the certificate of incorporation and the bylaws of Livent and have not been issued in violation of any preemptive or other similar rights.
(b)
As of April 29, 2022, except as provided in Section 4.06(a) or pursuant to this Agreement, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, Livent, (ii) no outstanding securities of Livent convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Livent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Livent, or that obligate Livent to issue or register, or that restrict the transfer or voting of, any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Livent, (iv) no obligations of Livent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of capital stock of, or other equity or voting interests (including any voting debt) in, Livent, (v) no calls, subscriptions, preemptive rights or contracts or agreements for the purchase or issuance of Livent Shares, (vi) no “phantom stock” or similar obligations of Livent, (vii) no contracts or agreements requiring Livent to acquire any equity interest of any other Person, and (viii) no outstanding agreements of any kind which obligate Livent to repurchase, redeem or otherwise acquire any Livent Shares.

(c)
Livent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of Livent Shares on any matter.
Section 4.07.
Issuance of Issued Livent Shares. The Issued Livent Shares to be issued to the PLL Shareholders and PGPL pursuant to this Agreement shall, when issued in accordance with the terms of this Agreement, be duly and validly issued and fully paid and non-assessable shares of common stock of Livent on the date of issue, free and clear of any Liens (other than restrictions under applicable securities laws), and (subject to the truth and accuracy of the representations and warranties in Section 3.10 and the equivalent representations and warranties of each PLL Investor in its Investor Letter) issued in compliance with all Applicable Laws concerning the issuance of securities. Livent has, and at the Closing will have, sufficient authorized but unissued shares of capital stock to effect the issuance of the Issued Livent Shares. The issuance of the Issued Livent Shares is not subject to any preemptive rights or rights of first refusal, or other rights to purchase the Issued Livent Shares (whether in favor of Livent or any other Person) pursuant to any contract or agreement of Livent.
Section 4.08.
NYSE Compliance. Except as would not reasonably be expected to be material to Livent and its Subsidiaries, taken as a whole, Livent is in compliance in all material respects with all applicable listing and corporate governance requirements of the New York Stock Exchange (“NYSE”) and Livent has not received any written notice from the NYSE regarding any failure to so comply which has not been fully rectified.  As of the Closing, all necessary applications and forms required to be made or filed with the NYSE in order to permit the Issued Livent Shares to be listed on the NYSE as of the Closing shall have been completed in accordance with the NYSE’s requirements and will have been accepted by the NYSE.
Section 4.09.
U.S. Securities Laws Compliance.
(a)
No delisting, suspension of trading or cease trade or other material order or restriction with respect to any securities of Livent is pending, in effect or, to the knowledge of Livent, has been threatened or is expected to be implemented or undertaken by any securities regulatory authority. To the knowledge of Livent, Livent is not subject to any review, enquiry, investigation or other proceeding relating to any such order or restriction that would reasonably be expected to be material to Livent and its Subsidiaries, taken as a whole.

(b)
Livent is not, and has not at any time been, and prior to the completion of the Merger will not be, a “shell company” (as such term is defined in Rule 405 under the Securities Act) or an issuer described in paragraph (i)(1)(i) of Rule 144 under the Securities Act; provided, however, in the event that Livent at any time has been a “shell company” (as such term is defined in Rule 405 under the Securities Act) or an issuer described in paragraph (i)(1)(i) of Rule 144 under the Securities Act, Livent has met the requirements applicable to an issuer of securities set forth in paragraph (i)(2) of Rule 144 under the Securities Act.  Merger Sub is a “business combination related shell company” (as such term is defined in Rule 405 under the Securities Act).
Section 4.10.
Public Filings. Since December 31, 2020 and except as would not reasonably be expected to be material to Livent and its Subsidiaries, taken as a whole, Livent has timely filed true and correct copies of all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the “Public Filings”) that Livent is required to file under applicable securities laws in the United States. The documents comprising such Public Filings (a) complied as to form as filed in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (b) did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC with respect to any of the Public Filings.
Section 4.11.
Financial Statements. (a) Livent’s audited consolidated financial statements as at and for the years ended December 31, 2021 and December 31, 2020 (including any of the notes or schedules thereto, the auditor’s report thereon and related management’s discussion and analysis) filed as part of the Public Filings (i) were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”); (ii) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC applicable thereto (including Regulation S-X) as in effect as of the time of filing; and (iii) present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise), in each case that are required to be set forth on a balance sheet of Livent and its consolidated Subsidiaries in accordance with U.S. GAAP, and the consolidated financial position, income, comprehensive income, changes in shareholders’ equity and cash flows of Livent and its consolidated Subsidiaries for the respective periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements), subject, in the case of unaudited quarterly financial statements, to normal immaterial year-end audit adjustments. Livent does not intend to correct or restate, nor, to the knowledge of Livent is there any basis for any material correction or restatement of, any aspect of any of the financial statements referred to in this Section. Except as described in the notes to Livent’s audited consolidated financial statements as at and for the years ended December 31, 2021 and 2020, there has been no material change in Livent’s accounting methods, policies or practices since December 31, 2021. There are no, nor are there any commitments to become a party to, any material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or similar material relationships of Livent or any of its Subsidiaries.
(b)
The financial books, records and accounts of Livent and its Subsidiaries in all material respects: (i) accurately and fairly reflect all the material transactions, acquisitions and dispositions of Livent and its Subsidiaries; and (ii) accurately and fairly reflect the basis of the Livent’s financial statements.
(c)
None of Livent, any of its Subsidiaries or, to the knowledge of Livent, any director, officer, auditor or accountant of Livent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Livent or its Subsidiaries or their respective internal accounting controls that is material to Livent and its Subsidiaries, taken as a whole, including any complaint, allegation, assertion, or claim that Livent or its Subsidiaries has engaged in questionable accounting or auditing practices that is material to Livent and its Subsidiaries, taken as a whole, which has not been resolved to the satisfaction of the audit committee of the board of directors of Livent.

Section 4.12.
Disclosure Controls and Internal Controls Over Financial Reporting. Livent maintains a system of internal control over financial reporting (as defined in Rules 13(a)-15(f) under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. Livent (i) maintains disclosure controls and procedures (as defined in Rules 13(a)-15(e) under the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by Livent in the reports that it files or submits under the Exchange Act is communicated to Livent’s principal executive officer and principal financial officer during the periods in which the periodic reports under the Exchange Act are being prepared, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Livent’s outside auditors and the audit committee of the board of directors of Livent (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Livent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Livent’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) from the period after December 31, 2021 until the date of this Agreement has been disclosed to PLL and PGPL prior to the date of this Agreement.
Section 4.13.
Absence of Certain Changes. Since December 31, 2021 to the date of this Agreement there has not occurred any event, change, occurrence, effect or state of facts that, individually or in the aggregate, with other events, changes, occurrences, effects or states of facts, is materially adverse to the business, results of operations, assets, liabilities (whether absolute, accrued, conditional or otherwise) or financial condition of Livent or its Subsidiaries taken as a whole.
Section 4.14.
Compliance with Applicable Law. Except as would not reasonably be expected to be material to Livent and its Subsidiaries, taken as a whole, since December 31, 2021, Livent and its Subsidiaries have been, in compliance with Applicable Law in all material respects, and have not been under any investigation with respect to, or been convicted, charged or threatened to be charged with, and have not received notice of, any violation or potential violation of any Applicable Law from any Governmental Authority which is material to Livent and its Subsidiaries, taken as a whole.
Section 4.15.
Ownership of Merger Sub; No Prior Activities.
(a)
Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)
All of the outstanding membership interests or other equity interests of Merger Sub are owned directly or indirectly by Livent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Merger Sub is a party relating to the issued or unissued capital stock or other equity interests in Merger Sub or obligating Merger Sub to grant, issue or sell any shares of capital stock, or other equity interests in Merger Sub, by sale or otherwise.
(c)
There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Merger Sub.
(d)
Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and, as of the Closing, will not have incurred, directly or indirectly, through any Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.16.
Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Livent or Merger Sub who might be entitled to any fee or commission from PLL, any PLL Shareholder, PGPL or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.17.
Inspections; No Other Representations. Livent is not relying (and Livent has not relied) on any express or implied representations or warranties of any nature (including as to the accuracy or completeness of any information provided to Livent) made by or on behalf of, or imputed to PLL, any PLL Shareholder, PGPL or TPGGPL, except as expressly set forth in Article 3 or the Investor Letters. Without limiting the generality of the foregoing, Livent acknowledge that none of PLL, any PLL Shareholder, PGPL or TPGGPL makes any representation or warranty with respect to (i) any projections, forecasts or other estimates, plans or budgets delivered to or made available to Livent or any of its Affiliates or any of its or such Affiliates’ Representatives of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of PLL, QLP or any of their Subsidiaries or the future business, operations or affairs of PLL, QLP or any of their Subsidiaries or (ii) any other information or documents made available to Livent or any of its Affiliates or any of its or such Affiliates’ Representatives with respect to PLL, QLP or any of their Subsidiaries or their respective businesses or operations (including as to the accuracy and completeness of any such information), except as expressly set forth in Article 3 or the Investor Letters.
ARTICLE 5
Covenants Relating to QLP and Nemaska; Lock-Up
Section 5.01.
QLP Operations. From the date hereof until the Closing, PLL agrees not to exercise any of its rights in its capacity as a shareholder of QLP pursuant to Sections 3.3 or 5.2 of the QLP SHA without the prior written consent of Livent.
Section 5.02.
Other Covenants. The parties hereto agree to the matters set forth in Schedule G.
Section 5.03.
Termination of QLP Shareholders Agreement. Notwithstanding anything to the contrary in the QLP SHA, the parties hereby agree that as of the Closing, the QLP SHA shall be terminated in all respects and shall have no further force or effect, other than Clause 4.11 (Indemnity), Clause 4.13 (Directors Expenses), Clause 17.1 (Confidentiality), Clause 17.2 (Duration of Confidentiality Obligations), Clause 17.3 (Non-Solicitation), and the agreement set forth in Schedule D, each of which shall survive in accordance with its terms (each of the foregoing, the “Surviving QLP Terms”).

Section 5.04.
Release.
(a)
Effective as of the Closing, except with respect to its rights under this Agreement, its rights under the Nemaska SHA with respect to its role as Initial Manager (including the right to receive payment thereunder) and its rights under the Surviving QLP Terms, each of PGPL and TPGGPL, on behalf of itself and its Affiliates, successors and assigns (collectively, the “Releasing Parties”), irrevocably forever waives, releases, remises and discharges Livent, the Continuing Company, QLP, Nemaska and their respective predecessors, successors and Affiliates and, in their capacities as such, the stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (the “Released Parties”) from any claim or liability that such Releasing Party may currently have, or may have in the future, against any such Released Party arising prior to, on or after the date hereof arising in connection with the ownership of shares of QLP by PLL or in connection with the Nemaska SHA in each case prior to the Closing, including any claim or liability in respect of the QLP SHA or the Nemaska SHA in each case with respect to matters arising, occurring or existing prior to the Closing.
(b)
Effective as of the Closing, except with respect to its rights under this Agreement, its rights under the Nemaska SHA with respect to PGPL and TPGGPL’s role as the Initial Manager and its rights under the Surviving QLP Terms, Livent, on behalf of itself and its Affiliates, successors and assigns (collectively, the “Livent Releasing Parties”), irrevocably forever waives, releases, remises and discharges the PLL Shareholders, PGPL, TPGGPL and their respective predecessors, successors and Affiliates and, in their capacities as such, the stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans of the foregoing (the “Pallinghurst Released Parties”) from any claim or liability that such Livent Releasing Party may currently have, or may have in the future, against such Pallinghurst Released Party arising prior to, on or after the date hereof in connection with the ownership of shares of QLP by PLL prior to the Closing, including any claim or liability in respect of the QLP SHA with respect to matters arising, occurring or existing prior to the Closing.
Section 5.05.
Non-solicitation.
(a)
Each of PGPL and TPGGPL agrees that such Person and its Affiliates shall not directly or indirectly solicit for employment, hire or employ (i) from the date hereof until the second anniversary of the Closing Date, any officer or employee of Nemaska, QLP or Livent without the prior written consent of Livent, provided that such Person and its Affiliates shall not be prohibited from hiring or employing any officer or employee of Nemaska, QLP or Livent who responds to any advertisement or general solicitation that is not specifically directed toward officers or employees of Nemaska, QLP or Livent or (ii) from the date hereof until the third anniversary of the Closing Date, any individual listed on Schedule F hereto.

(b)
Livent agrees that from the date hereof until the second anniversary of the Closing Date, Livent and its Affiliates shall not directly or indirectly solicit for employment, hire or employ any officer or employee of the Pallinghurst Group (as defined below) without the prior written consent of PGPL, provided that Livent and its Affiliates shall not be prohibited from hiring or employing any officer or employee of any member of the Pallinghurst Group (as defined below) who responds to any advertisement or general solicitation that is not specifically directed toward officers or employees of the Pallinghurst Group. For purposes of this Section 5.05(b), the “Pallinghurst Group” refers to PGPL, TPGGPL, Pallinghurst Advisors LLP and Pallinghurst Advisors (Pty) Limited.
Section 5.06.
Lock-Up.
PGPL agrees that until August 1, 2023, it shall not Transfer any Issued Livent Shares to any Person that is not a controlled Affiliate; provided that, (i) from and after October 1, 2022 until January 31, 2023, it may Transfer up to one-third of the Issued Livent Shares allocated to it at the Closing from Livent to any Person; and (ii) without duplication of clause (i), from and after February 1, 2023 until July 31, 2023, it may Transfer up to two-thirds of the Issued Interest Livent Shares allocated to it at the Closing from Livent to any Person; provided further that, from and after August 1, 2023, it may Transfer any Issued Livent Shares to any Person.
Section 5.07.
Taxes. From the date hereof until the Closing, except as otherwise expressly required by this Agreement, as set forth in Section 5.07 of this Agreement, as required by Applicable Law or consented to by Livent in writing (which consent shall not be unreasonably withheld or delayed), PLL shall not (and the PLL Shareholders shall not cause or permit PLL to): (i) make, change or revoke any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any material method, principles, practices or procedures of Tax accounting, (iv) amend any material Tax Returns or file claims for material Tax refunds, (v) enter into any closing agreement with respect to Taxes, (vi) settle or compromise any Tax claim, audit or assessment, (vii) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (viii) make a request for a Tax ruling, (ix) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (x) if it would have the effect of increasing any Tax liability or reducing any Tax asset of PLL, Livent or any Affiliate of Livent, take (or omit to take) any other action in respect of Taxes outside of the ordinary course of business.

ARTICLE 6
Covenants
The parties to this Agreement agree that:
Section 6.01.
Reasonable Best Efforts; Further Assurances. (a)    Subject to the terms and conditions of this Agreement, each of the parties hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of its Affiliates’ businesses, assets or properties.  The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
(b)
Promptly after the date hereof, and no later than after the second Business Day after the date hereof, PLL shall provide the notice to all PLL Shareholders and creditors of PLL required by Guernsey Companies Law in connection with the Merger.
Section 6.02.
Certain Filings. The parties hereto shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 6.03.
NYSE Listing. Livent shall promptly prepare and submit to the NYSE a supplemental listing application covering the Issued Livent Shares to be issued to the PLL Shareholders and PGPL and shall use its reasonable efforts to obtain, prior to the Closing, approval for the listing of the Issued Livent Shares on the NYSE, subject to official notice of issuance.
Section 6.04.
Public Announcements; Public Disclosure.
(a)
The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation; provided, however, that in the case of any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, the parties will be required to consult with each other only to the extent permitted by Applicable Law and so far as is practicable.
(b)
Subject to Section 6.04(a), if and to the extent that a party hereto is required by any Governmental Authority (or the rules thereof, whether or not such rules have the force of law) to make any other public disclosure regarding this Agreement or the transactions contemplated hereby, such party shall keep the other parties hereto reasonably informed of such requirements and, to the extent permitted by Applicable Law, the disclosure that such party proposes to make, and such party shall consider in good faith any comments on such proposed disclosure that are received from the other parties.
Section 6.05.
Tax Election.
(a)
If requested by Livent, PLL shall file all necessary elections to be treated as a partnership for U.S. federal income tax purposes as of the date requested by Livent.
(b)
None of the parties hereto will make an election for the Merger not to qualify for the purposes of subsection 87(8) of the ITA in their income Tax Returns.

Section 6.06.
Tax Treatment. The parties agree to file all Tax Returns on the basis that the Merger is a foreign merger within the meaning of subsection 87(8.1) of the ITA (the “Foreign Merger Treatment”).  Each of the parties agrees to promptly notify all other parties of any challenge to the tax treatment contemplated by this Section 6.06 by any Governmental Authority.  In the event Livent directs PLL to make the election described in Section 6.05(a), the parties agree to treat the transactions contemplated by Section 2.01 and Section 2.06 as a single transaction that is consistent with Revenue Ruling 99-6, Situation 2, for U.S. federal income tax purposes.
Section 6.07.
Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes incurred as a result of or in connection with the transactions contemplated under this Agreement shall be borne 50% by the PLL Shareholders, on the one hand, and 50% by Livent, on the other hand.  The party required by Applicable Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Return.  The parties agree to timely sign and delivery (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate in connection with such filing.
Section 6.08.
Comfort Letters. Each PLL Shareholder shall promptly following the Closing Date cause Davies Ward Phillips & Vineberg LLP to request a CRA Comfort Letter and a QRA Comfort Letter. All such requests shall be made at the same time on behalf of all of the PLL Shareholders.
Section 6.09.
Intercompany Accounts and Agreements.
(a)
All intercompany accounts between PGPL, TPGGPL or any of their respective Affiliates, on the one hand, and PLL, QLP or any of their respective Subsidiaries, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) without any further liability to PLL, QLP or any of their respective Subsidiaries, in each case except for any such accounts relating to TPGGPL’s role as the Initial Manager, and except for the PLL Note which shall be settled in accordance with the terms of this Agreement.
(b)
Effective as of the Closing, except for this Agreement, the PLL Note and as set forth on Schedule C and except to the extent relating to TPGGPL’s role as the Initial Manager, all contracts, agreements, obligations, instruments, or other similar arrangement between PGPL, TPGGPL or any of their respective Affiliates, on the one hand, and PLL, QLP or any of their respective Subsidiaries, on the other hand, shall be terminated, in each case without further liability or obligation (contingent or otherwise) to PLL, QLP or any of their respective Subsidiaries; provided that, the PLL Note shall be cancelled as set forth in Section 2.06.

Section 6.10.
Legends.
(a)
PGPL agrees that the Livent Shares issued to PGPL hereunder may be notated with one or all of the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.”
(i)
Any legend required by the securities laws of any state to the extent such laws are applicable to such Livent Shares represented by the certificate, instrument, or book entry so legended.
(b)
For so long as PGPL is subject to transfer restrictions contained in this Agreement, PGPL agrees that the Livent Shares issued to PGPL hereunder may be notated with the following legend:
THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE TRANSACTION AGREEMENT AND PLAN OF MERGER, DATED MAY 2, 2022, BY AND AMONG, INTER ALIOS, LIVENT CORPORATION AND PGPL.
(c)
PGPL acknowledges that the Livent Shares issued to PGPL hereunder are “restricted securities” under applicable securities laws and that, pursuant to these laws, such Livent Shares may only be resold or otherwise transferred, after the Closing Date, if such Livent Shares are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available. PGPL will not sell or otherwise dispose of any of such Livent Shares after the Closing Date, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws. PGPL acknowledges that Livent has no obligation to register or qualify such Livent Shares for resale.

Section 6.11.
Rule 144. Livent shall use reasonable best efforts to  timely file all reports required to be filed by it under section 13 or 15(d) of the Exchange Act, other than Form 8-K reports and shall use reasonable best efforts to take such further action as any PLL Shareholder or PGPL may reasonably request, all to the extent required from time to time to enable each PLL Shareholder and PGPL to sell Issued Livent Shares (excluding any Withheld Livent Shares until such time that they are released from escrow to the applicable PLL Shareholder) without registration under the Securities Act within the limitation of the exemption provided by Rule 144 under the Securities Act.  Upon reasonable prior written request from any PLL Shareholder or PGPL, Livent shall deliver to such PLL Shareholder or PGPL, as applicable, a customary written statement as to whether Livent has complied with such requirements.  If the Issued Livent Shares are eligible to be sold without restriction under, and without Livent being in compliance with the current public information requirements of, Rule 144, then, at the written request of any PLL Shareholder or PGPL, Livent shall cause its transfer agent to remove any legend from the Issued Livent Shares.  In connection therewith, if required by Livent’s transfer agent, Livent shall promptly cause a customary opinion of counsel to be delivered to its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such Issued Livent Shares without any such legend; provided, however, that Livent shall not be required to deliver any such opinion, authorization or certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of Issued Livent Shares in violation of Applicable Law.
Section 6.12.
Dissolution of PGPL and TPGGPL. Each of PGPL and TPGGPL agrees that such Person shall not liquidate, wind up or dissolve prior to the third anniversary following the Closing Date. Without limiting the foregoing, prior to the third anniversary following the Closing Date, each of PGPL and TPGGPL agrees to promptly notify Livent of any such intent to liquidate, wind up or dissolve. Nothing in this Section shall limit the ability of PGPL or TPGGPL to liquidate, wind up or dissolve at any time following the third anniversary of the Closing Date.
Section 6.13.
Change of Name. Within five (5) Business Days following the Closing Date, the Continuing Company shall change its name to a name that does not include the word “Pallinghurst” or any part thereof or any similar words.

Section 6.14.
Certificate of Non-USRPHC Status.
Within three years of the Closing Date, Livent shall:
(a)
deliver to PGPL following a reasonable request by PGPL a certification by Livent, in form and substance reasonably acceptable to PGPL, that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h)(1)(i) if Livent determines that it is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and Treasury Regulations Section 1.897-2(b) (a “USRPHC”) during the relevant period under Treasury Regulations Section 1.897-2(h)(1)(i) and Treasury Regulations Section 1.1445-2(c)(3); provided that (A) PGPL shall not make a request under this Section 6.14(a) unless it or a PLL Shareholder owns Livent Shares that could be considered a “United States real property interest” within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder if Livent were a USRPHC, and (B) PGPL shall not make more than one request under this Section 6.14(a) within a single calendar year.; and
(b)
provide timely notice to the IRS of such certification in accordance with Treasury Regulations Section 1.897-2(h)(2).
Section 6.15.
Escrow Agreement.
(a)
From and after the date hereof, Livent and PGPL (for the benefit of the PLL Shareholders) shall act reasonably and in good faith to select an Escrow Agent and to negotiate with the Escrow Agent the terms and conditions of an escrow agreement in respect of the Withheld Livent Shares, which agreement shall be (i) in a customary form for a transaction of the type, (ii) consistent with this Section 6.15 and Section 10.02, and (iii) agreeable to Livent, PGPL and the Escrow Agent (the “Escrow Agreement”). Livent and PGPL shall use commercially reasonable efforts to finalize the negotiation of the Escrow Agreement, and to satisfy all know-your-customer and other customer information requirements of the Escrow Agent, within twenty (20) days following the date hereof.
(b)
Subject to Section 10.02(h), the fees and expenses of the Escrow Agent with respect to the Escrow Accounts shall be shared equally by Livent and PGPL.
(c)
Without limiting the generality of Section 10.02(g), Livent shall deliver to PGPL a copy of all notices and directions delivered by Livent to the Escrow Agent pursuant to the Escrow Agreement from time to time, concurrently with the delivery thereof to the Escrow Agent.

(d)
Livent and PGPL shall comply with their respective obligations under the Escrow Agreement, and any breach by either of them of any of such obligations shall be deemed to be a breach of covenant under this Agreement by the breaching party for all purposes hereof.
Section 6.16.
PLL Financial Statements. PLL shall use reasonable best efforts to cause the directors of PLL to review and approve the PLL financial statements for the time period from October 8, 2020 to December 31, 2021 prior to the Closing.
ARTICLE 7
Conditions to Closing
Section 7.01.
Conditions to Obligations of Livent, Merger Sub, PLL, PGPL and TPGGPL. The obligations of the Livent, Merger Sub, PLL, PGPL and TPGGPL to consummate the Closing are subject to the satisfaction of the following conditions:
(a)
No provision of any Applicable Law shall prohibit the consummation of the Closing.
(b)
The PLL Shareholders shall have approved the Merger in accordance with Guernsey Companies Law.
(c)
28 days, or such other period as the Registrar of Guernsey companies at the Guernsey Registry may determine, from the date of notice regarding the Merger by the Guernsey Registry in accordance with Guernsey Companies Law shall have passed.
(d)
28 days from the date of written notice by PLL’s directors (i) to PLL’s creditors and (ii) to the PLL Shareholders, in each case, in accordance with Guernsey Companies Law shall have passed.
(e)
The parties shall have entered into the Escrow Agreement with the Escrow Agent.
Section 7.02.
Conditions to Obligation of Livent and Merger Sub. The obligation of Livent and Merger Sub to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)
 (i) Each of PLL, PGPL and TPGGPL shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of PLL and PGPL contained in this Agreement and in any certificate or other writing delivered by PLL and PGPL pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date and (iii) Livent shall have received a certificate signed by an officer of PLL and PGPL to the foregoing effect.

(b)
No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a Governmental Authority, and no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Livent or any of its Affiliates of all or any material portion of the business or assets of PLL, QLP or any Subsidiary thereof or to compel Livent or any of its Affiliates to dispose of all or any material portion of the business or assets of PLL, QLP or any Subsidiary thereof, (ii) seeking to impose or confirm limitations on the ability of Livent or any of its Affiliates effectively to exercise full rights of ownership of the shares of the Continuing Company or (iii) seeking to require divestiture by Livent or any of its Affiliates of any shares of the Continuing Company or any business or assets of Livent or any of its Affiliates.
Section 7.03.
Conditions to Obligation of PLL and PGPL. The obligation of PLL and PGPL to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)
 (i) Livent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Livent contained in this Agreement and in any certificate or other writing delivered by Livent pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date and (iii) PLL and PGPL shall have received a certificate signed by an officer of Livent to the foregoing effect.
(b)
The Livent Shares to be issued under this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

ARTICLE 8
Survival; Indemnification
Section 8.01.
Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing, (a) in the case of the Fundamental Representations, indefinitely or until the latest date permitted by Applicable Law, (b) in the case of the representations and warranties in Sections 3.07 (other than Section 3.07(a)), 4.08, 4.09, 4.10, 4.11 and 4.13, until the second anniversary of the Closing Date, (c) in the case of the representations and warranties in Section 3.08, until sixty (60) days after the end of the applicable statute of limitations, and (d) in the case of all other representations and warranties, for twelve (12) months following the Closing Date; provided that, the representations and warranties in Sections 4.06 (other than the first two sentences of 4.06(a)), 4.12, 4.14 and 4.15 shall not survive the Closing.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. For the avoidance of doubt, this Section 8.01 does not apply to the Investor Letters, the Confidentiality Agreement or the Escrow Agreement, the terms of which shall apply to such agreements.
Section 8.02.
Indemnification. (a) Effective at and after the Closing, PGPL and TPGGPL shall, on a joint and several basis, indemnify Livent and the Continuing Company, their Affiliates and their respective successors and assignees (the “Livent Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, Tax, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”), incurred or suffered by any Livent Indemnified Party arising out of any (i) misrepresentation or breach of warranty in Article 3, except to the extent that the Livent Indemnified Parties are indemnified for such Damages pursuant to an Investor Letter, (ii) breach of any covenant or agreement made or to be performed by PLL, PGPL or TPGGPL pursuant to this Agreement or of Section 5.06 or Section 6.08, or (iii) Covered Taxes, except for Covered Taxes arising pursuant to section 116 of the ITA or section 1101 of the QTA, for which the sole recourse of the Livent Indemnified Parties will be to the Livent Withheld Shares in accordance with Section 10.02, in each case, regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any

Livent Indemnified Party; provided that with respect to indemnification by PGPL and TPGGPL pursuant to this Section and the indemnification by the PLL Shareholders pursuant to the Investor Letters, PGPL’s, TPGGPL’s and the PLL Shareholders’ maximum liability shall not exceed $75,000,000 in the aggregate.
(b)
Effective at and after the Closing, Livent hereby indemnifies the PLL Shareholders, PGPL and TPGGPL, their respective Affiliates and their respective successors and assignees (the “Pallinghurst Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Pallinghurst Indemnified Party arising out of any (i) misrepresentation or breach of warranty by Livent or Merger Sub of the Fundamental Representations or Sections 4.03, 4.04, 4.05, 4.08, 4.09, 4.10, 4.11 or 4.13, or (ii) breach of any covenant or agreement made or to be performed by Livent or Merger Sub pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any Pallinghurst Indemnified Party; provided that with respect to indemnification by Livent pursuant to this Section, Livent’s maximum liability shall not exceed $75,000,000 (the “Livent Liability Cap”); provided further that, with respect to indemnification by Livent for any misrepresentation or breach of warranty by Livent or Merger Sub pursuant to this Section 8.02(b) of Sections 4.08, 4.09, 4.10, 4.11 or 4.13, Livent shall not be liable unless the aggregate amount of Damages with respect to such misrepresentations or breaches exceeds $10,000,000 (the “Threshold Amount”). Once the Threshold Amount has been exceeded, the Pallinghurst Indemnified Parties shall be entitled to require payment on such indemnities from the first dollar of Damages, without regard to the Threshold Amount but subject to the Livent Liability Cap.
Section 8.03.
Third Party Claim Procedures. (a)    The party seeking indemnification under Section 8.02 or paragraph (c) or (d) of Schedule G (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.
(b)
The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 8.

(c)
The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 8.03(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 8.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.
(d)
If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim; provided, however, that no such consent shall be required if:
(i)
the terms of the settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement and the Indemnifying Party agrees to timely pay such amount in full; and
(ii)
the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.
(e)
In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim.
(f)
Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.04.
Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.02 or paragraph (c) or (d) of Schedule G against an Indemnifying Party, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.
Section 8.05.
Duty to Mitigate. Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of an Indemnified Party to take reasonable steps to mitigate any Damages which it may suffer or incur by reason of the breach or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement.
Section 8.06.
Exclusive Remedy. If the Closing occurs, no party hereto may make any claim for damages in respect of this Agreement or any certificate or other document delivered pursuant hereto, or in respect of any breach thereof, against any other party hereto, except by making a claim pursuant to and in accordance with Article 8 or paragraph (c) or (d) of Schedule G. The provisions of Article 8 in its entirety shall survive the termination of this Agreement. Nothing in this Section 8.06 shall limit the rights or remedies of any party under the Escrow Agreement, the Investor Letters, the Confidentiality Agreement or in the case of Fraud or pursuant to Section 10.02 or Section 10.11.
Section 8.07.
Benefit of Provisions. PGPL shall hold the benefits of the releases in Section 5.04(b) and the indemnities and limitations set forth in in this Article 8 in trust for the Pallinghurst Indemnified Parties, each of which shall be a third party beneficiary of Section 5.04(b) and this Article 8 without the need for further act or formality. Livent shall hold the benefits of the releases in Section 5.04(a) and the indemnities and limitations set forth in this Article 8 in trust for the Released Parties and the Livent Indemnified Parties, each of which shall a third party beneficiary of Section 5.04(a) and this Article 8 without the need for further act or formality.
Section 8.08.
Limitations. In no event shall any Indemnifying Party be liable (except to the extent payable in connection with a proceeding, claim or demand involving a third party) for any (i) punitive or exemplary damages or (ii) special, incidental, consequential or indirect damages, in the case of this clause (ii), that are not the reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder.

ARTICLE 9
Termination
Section 9.01.
Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)
by mutual written agreement of PLL and Livent;
(b)
by either PLL or Livent if consummation of the transactions contemplated hereby would violate any final and nonappealable order, decree or judgment of any Governmental Authority having competent jurisdiction;
(c)
by either PLL or Livent if the Closing shall not have been consummated within 75 days following the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available (x) to PLL if the breach of any provision of this Agreement by PLL, PGPL, TPGGPL or any PLL Shareholder resulted in the failure of the Closing to occur by such date, or (y) to Livent if the breach of any provision of this Agreement by Livent or Merger Sub resulted in the failure of the Closing to occur by such date;
(d)
by Livent if:
(i)
    PLL has not delivered evidence of the approval of the Merger by the PLL Shareholders in accordance with Guernsey Companies Law within five Business Days after the date hereof;
(ii)
    the conditions set forth under Section 7.01(d) or (e) have not been satisfied within 45 days of the date hereof; provided, however, that if the condition in Section 7.01(d) has not been satisfied within such 45-day period solely as a result of administrative delays or operational disruptions affecting the Guernsey Registry (and not as a result of any act or omission by PLL, PGPL or TPGGPL), such 45-day period shall be extended by that number of days during which such administrative delays or operational disruptions were continuing; or
(iii)
there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of PLL, PGPL or TPGGPL set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.02(a) not to be satisfied, and PLL, PGPL or TPGGPL have not cured such breach within 10 Business Days of notice thereof or such breach or failure is incurable; or
(e)
by PLL, PGPL and TPGGPL if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Livent or Merger Sub set forth in this Agreement shall have occurred that would cause the condition set forth in Section 7.03(a) not to be satisfied, and Livent or Merger Sub have not cured such breach within 10 Business Days of notice thereof or such breach or failure is incurable.

The party desiring to terminate this Agreement pursuant to Section 9.01(b) shall give notice of such termination to the other party.
Section 9.02.
Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) wilful failure to perform a covenant of this Agreement or (iii) wilful breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Sections 6.04, 10.04, 10.06, 10.07 and 10.08 shall survive any termination hereof pursuant to Section 9.01.
ARTICLE 10
Miscellaneous
Section 10.01.
Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Livent or Merger Sub and, following the Closing, Continuing Company, to:

c/o Livent Corporation
1818 Market Street, Suite 2550
Philadelphia, PA 19103
Attention: Gilberto Antoniazzi;
                 General Counsel
E-mail: gilberto.antoniazzi@livent.com;
             sara.ponessa@livent.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: William H. Aaronson
                 Cheryl Chan
E-mail: william.aaronson@davispolk.com;
             cheryl.chan@davispolk.com

if to PLL (prior to the Closing), PGPL or TPGGPL, to:
Pallinghurst Lithium Limited
23-25 Le Pollet
St Peter Port, Guernsey, GY1 1WQ
Attention: Andrew Willis
E-mail: andrew.willis@pallinghurst.com
with a copy to:
Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario  M5V 3J7
Attention: Melanie A. Shishler
E-mail: mshishler@dwpv.com
or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 10.02.
Compliance with Section 116 of the ITA and sections 1097 and following of the QTA.
(a)
The parties acknowledge and agree that:
(i)
In order for the Continuing Company to comply with its compliance obligations pursuant to section 116 of the ITA, on the Closing Date, Livent will issue a number of Consideration Livent Shares specified in Schedule A (the “CRA Withheld Shares”) to the Escrow Agent, as nominee for the PLL Shareholders, in accordance with the terms of the Escrow Agreement.
(ii)
In order for the Continuing Company to comply with its compliance obligations pursuant to Title III of Part II of the QTA, on the Closing Date, Livent will issue a number of Consideration Livent Shares specified in Schedule A (the “QRA Withheld Shares”) to the Escrow Agent, as nominee for the PLL Shareholders, in accordance with the terms of the Escrow Agreement.
(b)
The Withheld Livent Shares will be held by the Escrow Agent separately in two escrow accounts, one for the CRA Withheld Shares (the “CRA Escrow Account”) and one for the QRA Withheld Shares (the “QRA Escrow Account”).

(c)
Canada Revenue Agency.
  Subject to paragraphs 2 and 3 of this Section 10.02(c), on the date that is two Business Days prior to the day on which the CRA Comfort Letters are no longer in effect in accordance with the terms thereof (the “CRA Remittance Date”), Livent shall direct the Escrow Agent to sell the CRA Withheld Shares held in the CRA Escrow Account in accordance with Section 10.02(e) (the terms of which Section shall be reflected in the Escrow Agreement) and collect the proceeds from such dispositions, net of all costs and expenses incurred in connection with such sale (the “Proceeds of the CRA Withheld Shares”) and, subject to the last sentence in Section 10.02(e), distribute the Proceeds of the CRA Withheld Shares as follows (such distribution provisions to be reflected in the Escrow Agreement): The Escrow Agent shall (i) remit a portion of the Proceeds of the CRA Withheld Shares equal to the value of the CRA Withheld Shares at the time of their issuance, which value will be specified in the Escrow Agreement, to the Receiver General for Canada and (ii) remit the difference, if any, between the Proceeds of the CRA Withheld Shares and the value of the CRA Withheld Shares at the time of their issuance to the PLL Shareholders in accordance with such Person’s Proportionate Share, which will be specified in the Escrow Agreement.
  Where a PLL Shareholder (or PGPL or another representative acting on behalf of a PLL Shareholder) delivers to the Continuing Company (with a copy to the Escrow Agent), prior to the CRA Remittance Date, a Tax Clearance Certificate, Livent shall, within one Business Days thereafter, instruct the Escrow Agent to remit to such PLL Shareholder, within two Business Days, its proportionate portion of the CRA Withheld Shares held in the CRA Escrow Account based on its Proportionate Share.
  Where the PLL Shareholders (or PGPL or another representative acting on behalf of the PLL Shareholders) deliver to the Continuing Company (with a copy to the Escrow Agent), the CRA Comfort Letters acceptable to the Continuing Company, acting reasonably  (with such acceptability to be promptly confirmed by Livent in writing to PGPL and the Escrow Agent), then Livent shall not direct the Escrow Agent to sell the CRA Withheld Shares before the day that is two Business Days prior to the day on which the CRA Comfort Letters are no longer in effect in accordance with the terms thereof.

(d)
Quebec Revenue Agency
  Subject to paragraphs 2 and 3 of this Section 10.02(d), on the date that is two Business Days prior to the day on which the QRA Comfort Letters are no longer in effect in accordance with the terms thereof (the “QRA Remittance Date”), Livent shall direct the Escrow Agent to sell the QRA Withheld Shares held in the QRA Escrow Account in accordance with Section 10.02(e) (the terms of which Section shall be reflected in the Escrow Agreement) and collect the proceeds from such dispositions, net of all costs and expenses incurred in connection with such sale (the “Proceeds of the QRA Withheld Shares”) and, subject to the last sentence in Section 10.02(e), distribute the Proceeds of the QRA Withheld Shares as follows (such distribution provisions to be reflected in the Escrow Agreement): The Escrow Agent shall (i) remit a portion of the Proceeds of the QRA Withheld Shares equal to the value of the QRA Withheld Shares at the time of their issuance, which value will be specified in the Escrow Agreement, to the Minister of Revenue of Québec and (ii) remit the difference, if any, between the Proceeds of the QRA Withheld Shares and the value of the QRA Withheld Shares at the time of their issuance to the PLL Shareholders in accordance with such Person’s Proportionate Share, which will be specified in the Escrow Agreement.
  Where a PLL Shareholder (or PGPL or another representative acting on behalf of a PLL Shareholder)delivers to the Continuing Company (with a copy to the Escrow Agent), prior to the QRA Remittance Date, a Tax Clearance Certificate, Livent shall, within one Business Day thereafter, instruct the Escrow Agent to remit to such PLL Shareholder, within two Business Days, its proportionate portion of the QRA Withheld Shares held in the QRA Escrow Account based on its Proportionate Share.
  Where the PLL Shareholders (or PGPL or another representative acting on behalf of the PLL Shareholders) deliver to the Continuing Company (with a copy to the Escrow Agent), the QRA Comfort Letters acceptable to the Continuing Company, acting reasonably (with such acceptability to be promptly confirmed by Livent in writing to PGPL and the Escrow Agent), then Livent shall not direct the Escrow Agent to sell the QRA Withheld Shares before the day that is two Business Days prior to the day on which the QRA Comfort Letters are no longer in effect in accordance with the terms thereof.

(e)
The Escrow Agent will sell Withheld Livent Shares, as directed by Livent in accordance with this Section 10.02, as expeditiously as possible, subject to any requirements and limitations under Applicable Law, and Livent shall use commercially reasonable efforts to take such actions as may be required to facilitate such sale in an expeditious manner. If the Escrow Agent shall not be permitted under Applicable Law to sell such Withheld Livent Shares at any time, it shall hold such Withheld Livent Shares until such time that it can sell such Withheld Livent Shares in accordance with Applicable Law, following which time it shall expeditiously do so. Notwithstanding anything to the contrary herein, Livent may remit any amounts required by Section 10.02(c)(1) or Section 10.02(d)(1) in respect of any PLL Shareholder to the applicable Governmental Authority at its election, and in the event Livent so remits such amounts, following the CRA Remittance Date or the QRA Remittance Date, as applicable, and to the extent that a Tax Clearance Certificate has not been delivered on behalf of such PLL Shareholder prior to such date, Livent shall direct the Escrow Agent to remit such amounts (but only such amounts) to Livent from the Proceeds of the CRA Withheld Shares or the Proceeds of the QRA Withheld Shares, applicable, relating to such PLL Shareholder’s proportionate share of the Withheld Livent Shares (based on its Proportionate Interest) in lieu of the remittance thereof to the Receiver General of Canada or the Minister of Revenue of Québec, as applicable.
(f)
For greater certainty, the Withheld Livent Shares shall be treated for all purposes of this Agreement as having been received and owned by the PLL Shareholders as a result of the Merger.
(g)
Livent shall deliver instructions to the Escrow Agent, which instructions shall be delivered in accordance with the provisions of the Escrow Agreement, to take the actions set forth in, and in accordance with, this Section 10.02, including the time periods specified in this Section. Livent shall not deliver any instructions to the Escrow Agent that are not consistent with this Section 10.02, unless such instructions are delivered jointly with PGPL.
(h)
Livent will be solely responsible for, and will not be entitled to be indemnified by PGPL, TPGGPL or any PLL Shareholder for, any Taxes or other costs incurred by the Escrow Agent arising out of or resulting from any actions taken by the Escrow Agent in accordance with Livent’s direction, including any Taxes payable by Livent because the Escrow Agent is not permitted to sell Livent Shares in accordance with Applicable Law in accordance with Section 10.02; provided that, this Section 10.02(h) shall not apply to any Taxes or other costs arising out of or resulting from PGPL’s, any PLL Shareholder’s or any of their respective Affiliate’s gross negligence, willful misconduct or fraud or breach of this Agreement, the Escrow Agreement or Applicable Law.

Section 10.03.
Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)
No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.04.
Expenses.
Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 10.05.
Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
Section 10.06.
Governing Law.
This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 10.07.
Jurisdiction.
The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
Section 10.08.
WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.09.
Counterparts; Effectiveness; Third Party Beneficiaries.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as expressly provided herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 10.10.
Entire Agreement. This Agreement, the Escrow Agreement, the Confidentiality Agreement and the Investor Letters constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 10.11.
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.12.
Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.13.
Authority. Each PLL Shareholder, by his, her or its acceptance of any portion of the Consideration Livent Shares, irrevocably appoints PGPL as the agent, proxy and attorney-in-fact for such PLL Shareholder for all purposes of this Agreement and the Escrow Agreement (including the full power and authority on such PLL Shareholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to endorse and deliver any certificates or instruments representing the PLL shares and execute such further instruments of assignment as Livent shall reasonably request, (iii) to execute and deliver on behalf of such PLL Shareholder any amendment to the terms hereof, (iv) to take all other actions to be taken by or on behalf of such PLL Shareholder in connection herewith, (v) to enter into the Escrow Agreement on behalf of the PLL Shareholders, and (vi) to do each and every act and exercise any and all rights which such PLL Shareholder or the PLL Shareholders collectively are permitted or required to do or exercise under this Agreement or the Escrow Agreement. All decisions and actions by PGPL made in accordance with the authority granted to it hereunder, including the defense or settlement of any claims for Damages for which any Livent Indemnified Party may be entitled to indemnification, shall be binding upon all of the PLL Shareholders, and no PLL Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIVENT CORPORATION
By:	/s/ Gilberto Antoniazzi
Name: Gilberto Antoniazzi
Title: Vice President and Chief Financial Officer

REACH MERGECO LIMITED
By:	/s/ Amit Taylor
Name: Amit Taylor
Title: Director
PALLINGHURST LITHIUM LIMITED
By:	/s/ Andrew Willis
Name: Andrew Willis
Title: Director

PALLINGHURST GP LIMITED
By:	/s/ Andrew Willis
Name: Andrew Willis
Title: Director

THE PALLINGHURST GROUP GENERAL PARTNER LIMITED
By:	/s/ Andrew Willis
Name: Andrew Willis
Title: Director